Exhibit 99.1

CELGENE CORPORATION ANNOUNCES DEPARTURE OF PRESIDENT AND CHIEF OPERATING OFFICER SCOTT A. SMITH

SUMMIT, NJ, April 2, 2018 – Celgene Corporation (NASDAQ: CELG) today announced that Scott A. Smith, President and Chief Operating Officer, is leaving the company effective immediately. His primary responsibilities will be assumed by Chairman and Chief Executive Officer Mark J. Alles.

“Scott has made significant contributions to Celgene, most notably building our Inflammation and Immunology franchise, including the global launch of OTEZLA®,” said Mark J. Alles, Chairman and CEO of Celgene Corporation. “We thank Scott for his service and wish him well in his future endeavors.”

Scott served as President and COO starting in April 2017. He joined Celgene in 2008 and has held several senior positions, including as Vice President, Global Marketing, Inflammation and Immunology (I&I), Senior Vice President, Global Head of I&I and President, Global I&I.

Celgene is modifying its executive team structure to enhance leadership focus on building Celgene for continued long-term success. In addition to existing responsibilities, Mark will be responsible for strategic leadership of Celgene’s global Hematology and Oncology franchise, global Inflammation and Immunology franchise, manufacturing, regulatory, and clinical development. The following members of the Celgene Executive Committee will report directly to Mark: Nadim Ahmed, President, Global Hematology and Oncology; Terrie Curran, President, Global Inflammation and Immunology; Jay Backstrom, M.D., Chief Medical Officer and Head of Global Regulatory Affairs; and Joanne Beck, Ph.D., Executive Vice President, Global Pharmaceutical Development and Operations.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

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Forward-Looking Statement

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

Celgene Contact

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